EXHIBIT 11
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
                            FOCUS ENHANCEMENTS, INC.
                   STATEMENT OF COMPUTATION OF INCOME PER SHARE


                                                               Three Months Ended
                                                          -------------------------
                                                            March 31,     March 31,
                                                              1998          1997
                                                          -----------   -----------
Net income                                                $   364,748   $    16,476
                                                          ===========   ===========

Basic:

Weighted average number of common shares outstanding       14,528,419    11,530,607
                                                          ===========   ===========

Diluted:

Weighted average number of common shares outstanding       14,528,419    11,530,607
Weighted average common equivalent shares                   1,346,896       627,521
                                                          -----------   -----------

Weighted average number of common and common equivalent
shares outstanding used to calculate per share data        15,875,315    12,158,128
                                                          ===========   ===========

Net income per share
     Basic                                                $      0.03   $      0.00
                                                          ===========   ===========
     Diluted                                              $      0.02   $      0.00
                                                          ===========   ===========


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